                            SCHEDULE 14C INFORMATION


                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934
                               (Amendment No. 1)



Check the appropriate box:

[X]     Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]     Definitive Information Statement

                       AVISTAR COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

        (1)     Title of each class of securities to which transaction applies:
                N/A
                ----------------------------------------------------------------

        (2)     Aggregate number of securities to which transaction applies: N/A
                                                                            ----

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
                                                   -----------------------------

        (4)     Proposed maximum aggregate value of transaction: N/A
                                                                ----------------

        (5)     Total fee paid: N/A
                               -------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)     Amount Previously Paid: N/A
                                       -----------------------------------------

        (2)     Form, Schedule, or Registration Statement No.: N/A
                                                              ------------------

        (3)     Filing Party: N/A
                             ---------------------------------------------------

        (4)     Date Filed: N/A
                           -----------------------------------------------------

                       AVISTAR COMMUNICATIONS CORPORATION

To Our Stockholders:


     This information statement is being provided to the stockholders of Avistar Communications Corporation (the "Company"). The Company and its majority stockholders have approved an amendment to its Bylaws which increases the number and range of persons serving on its Board of Directors and appoints Robert P. Latta as a member of the Company's Board of Directors. As a matter of regulatory compliance, we are sending you this information statement, which describes the purpose and effect of the aforementioned amendment.


     Please feel free to call us at (650) 610-2900 should you have any questions on the enclosed information statement. We thank you for your continued interest in the Company.

                                          For the Board of Directors of
                                          AVISTAR COMMUNICATIONS
                                          CORPORATION

                                          Gerald J. Burnett
                                          President

Redwood Shores, California
January   , 2001

                       AVISTAR COMMUNICATIONS CORPORATION
                       555 TWIN DOLPHIN DRIVE, SUITE 360
                            REDWOOD SHORES, CA 94065
                                 (650) 610-2900

                            ------------------------

                             INFORMATION STATEMENT

GENERAL INFORMATION FOR STOCKHOLDERS


     This information statement is furnished to the holders of Common Stock of Avistar Communications Corporation, a Delaware corporation (the "Company"), in order to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 14C under the Exchange Act. The purpose of this Information Statement is to inform all stockholders of the approval of an amendment (the "Amendment") to the Company's Bylaws to increase the authorized number of members of the Company's Board of Directors from a range of four to six directors to a range of five to nine directors and the election of Robert P. Latta to the Board of Directors immediately thereafter. This information statement is being first sent to stockholders on or about January, 2001.



     The Company has obtained the affirmative vote of the holders of a majority of the Company's Common Stock (the "Voting Capital Stock") to the foregoing amendment and the election of Mr. Latta. WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT.


VOTE REQUIRED


     The affirmative vote of a majority of the outstanding Voting Capital Stock is required to amend Article III, Section 3.2 of the Company's bylaws. Each share of Voting Capital Stock is entitled to one vote per share on the Amendment. The affirmative vote of a majority of Voting Capital attending a meeting or acting by written consent is required to elect a director. The record date established by the Company for purposes of determining the number of outstanding shares of Common Stock of the Company is December 29, 2000 (the "Record Date"); the number of shares that voted to approve the aforementioned actions was 17,278,452, representing approximately 69% of the Voting Capital Stock.


SECTION 228 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 228 of the Delaware General Corporation Law (the "Delaware Law") provides that the written consent of the holders of outstanding shares of Voting Capital Stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Article III, Section 3.2 of the Company's Bylaws and in accordance with Section 109 of the Delaware Law, a majority of the outstanding shares of Voting Capital Stock entitled to vote thereon is required in order to amend the Bylaws. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the increase in the range of authorized directors as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the holders of a majority in interest of the Voting Capital Stock of the Company.

     Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action. No additional action will be undertaken pursuant to such written consents, and no dissenters' rights under the Delaware Law are afforded to the Company's stockholders as a result of the approval of the Amendment.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Proposals of stockholders which are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received by the Secretary of the Company at the Company's principal executive offices no later than February 5, 2001 in order that they may be included in the proxy statement and form of proxy relating to that meeting. The proxy card attached to the materials for the 2001 Annual Meeting of Stockholders will grant the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the Company's Annual Meeting in 2001 but does not request inclusion in the materials prepared by the Company, or intends to bring before the stockholders at the 2001 Annual Meeting a proposal that is not eligible for inclusion in the proxy statement relating to that meeting, the stockholder must give notice to the Company in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, no later than February 5, 2001. The stockholder may not bring the proposal before the stockholders at the 2001 Annual Meeting of Stockholders, regardless of whether the proposal is included in the materials sent to the stockholders, unless the stockholder has complied with the foregoing notice provisions. The proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the Company's 2001 Annual Meeting in 2001.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth as of December 29, 2000 certain information regarding beneficial ownership of the Common Stock by (i) each stockholder known to the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) each director, named executive officer and nominee for director of the Company and (iii) all executive officers, directors and nominees for director as a group. Unless otherwise indicated, each of the stockholders has sole voting investment power with respect to the shares beneficially owned.



                                                               NUMBER OF
                                                               SHARES OF       PERCENT OF
                                                                 COMMON          COMMON
                                                                 STOCK           STOCK
                                                              BENEFICIALLY    BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                       OWNED          OWNED(1)
                  ------------------------                    ------------    ------------
UBS (USA) Inc.(2)...........................................    1,053,369          4.2%
  Stamford Branch
  677 Washington Boulevard
  Stamford, Connecticut 06901
Gerald J. Burnett(3)........................................   11,277,835         44.9
R. Stephens Heinrichs(4)....................................    5,052,354         20.1
William L. Campbell.........................................      948,263          3.8
Michael G. Barsotti.........................................      287,500          1.1
James P. Hughes(5)..........................................      425,000          1.7
R. Jan Afridi(6)............................................       26,500            *
William R. Brody............................................       24,000            *
David M. Solo...............................................           --            *
Robert M. Metcalfe..........................................           --            *
Robert P. Latta.............................................           --            *
Executive officers and directors as a group (15 persons)....   18,737,077         74.5


---------------
(1) Based on 25,121,647 shares of Common Stock outstanding on December 29, 2000 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after December 29, 2000 are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

(2) UBS (USA) is a wholly owned subsidiary of UBS AG.

(3) Shares are held by Dr. Burnett as a co-trustee of a marital trust, as to which he has sole voting and investment power.

(4) Shares are held by Mr. Heinrichs as a co-trustee of a marital trust, as to which he has sole voting and investment power.

(5) Mr. Hughes is an executive officer of Avistar Systems Corporation, a wholly owned subsidiary of the Company ("ASC").

(6) Mr. Afridi is an executive officer of ASC.

     Except as otherwise noted above, the address of each person listed on the table is 555 Twin Dolphin Drive, Suite 360, Redwood Shores, California 94065.

                              AMENDMENT TO BYLAWS

     The Company's Bylaws currently provides for four (4) to six (6) persons to serve as members of its Board of Directors, with the exact number set at six
(6). On November 28, 2000, the Board of Directors adopted resolutions setting forth the proposed amendment to Article III, Section 3.2 of the Company's Bylaws (the "Amendment"), the advisability of the Amendment, and a call for submission of the Amendment for approval by written consent of the Company's stockholders.

     The text of Article III, Section 3.2 of the Bylaws of the Company, as proposed to be amended will read:

          "The number of directors of the corporation shall be not less than five (5) nor more than nine (9). The current number of authorized directors is seven (7). The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the certificate of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. Directors need not be stockholders. No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires."

     On January   , 2001, Gerald J. Burnett, R. Stephen Heinrichs and William
Campbell, each of whom is a member of the Company's Board of Directors (the "Majority Stockholders"), approved the Amendment pursuant to an Action by Written Consent of the Stockholders. The Amendment will be effective on January
  , 2001.

PURPOSE AND EFFECT OF THE AMENDMENT


     The Board of Directors believes that it is in the Company's best interest to increase the size of the Board of Directors in order to allow the Company to appoint additional qualified directors. The Board of Directors also believes that the availability of additional directorships will provide it with the flexibility to identify and recruit key individuals whose industry knowledge and expertise will benefit the direction and vision of the Company by contributing to discussions as to whether the Company should make acquisitions, establish strategic relationships with other companies or enter into any other proper corporate action. Furthermore, the proposed range of authorized persons serving as directors offers the Board of Directors greater flexibility in determining the size of the Board without further stockholder approval, within the range set by the stockholders. Upon the effectiveness of the Amendment, the Board of Directors intends to appoint Robert P. Latta, who is a partner of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, the Company outside counsel, as an independent director. The Board of Directors also intends to add an eighth director when and if a qualified candidate is identified and available.


     The Board of Directors believes that the proposed increase in the number of directors will effectively increase the number of outside independent directors, which may serve to further legitimize the actions of the Board of Directors and ensure that proposed corporate transactions are at arms-length. However, the proposed amendment to increase the size of the Board of Directors could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, in addition to the fact that a further change to the size of the Board of Directors requires the approval of the holders of a majority of the voting capital stock, it may be easier for the Company to impede the attempt with a larger Board since it would require more directors to vote in favor of the take-over attempt. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

     Cumulative Voting. Under Delaware law, cumulative voting is not mandatory, and cumulative voting rights must be provided in a corporation's certificate of incorporation if stockholders are to be entitled to cumulative voting rights. The Company's certificate of incorporation provides for such cumulative voting.

     Cumulative voting entitles each stockholder to cast a number of votes that is equal to the number of voting shares held by such stockholder multiplied by the total number of directors to be elected, and to cast all such votes for one nominee or distribute the votes among up to as many candidates as there are positions to be filled. Without cumulative voting, a stockholder or group of stockholders must hold a majority of the voting shares to cause the election of one or more nominees. Cumulative voting enables a minority stockholder or group of stockholders holding a relatively small number of shares to elect a representative or representatives to the Board of Directors.

     The Amendment would increase the number of authorized directors and, as a result, a minority stockholder would face less difficulty in electing a representative to the Board of Directors because the number of votes available to each stockholder would increase and fewer votes would be required to elect any single director. The Amendment could have the impact of facilitating the re-election of existing members of the Board as fewer of the available votes would be necessary to elect each director.

REMOVAL OF DIRECTORS

     In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of votes cast against such removal would be sufficient to elect the director. As noted above, the Company's certificate of incorporation provides for cumulative voting. Although the Company's bylaws specify that the Board of Directors, or any individual director, may be removed from office with or without cause at any time, no individual director may be removed if the number of votes cast against removal would be sufficient to elect that director.

     An increase in the number of authorized directors would reduce the number of shares voting against removal that would be sufficient to impede a director's removal without cause. Thus, increasing the size of the board of directors may have the impact of making it more difficult to remove sitting directors.

CLASSIFIED BOARD OF DIRECTORS

     A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process. Delaware law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The Company's certificate of incorporation and bylaws do not provide for a classified board and the Company presently does not intend to propose establishment of a classified board.

INTEREST OF CERTAIN PERSONS IN THE AMENDMENT

     The directors of the Company may be deemed to have a substantial interest in the Amendment because the Amendment may have the effect of preserving the current directors on the Company's Board of Directors and committees thereof due to cumulative voting, as fewer votes would be necessary to elect each director and more votes would be necessary to remove a director without cause.

                                   MANAGEMENT



DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES



     Our directors, executive officers and key employees, and their ages as of December 26, 2000, are as follows:



                   NAME                       AGE                       POSITION
                   ----                       ---                       --------
Gerald J. Burnett.........................     57    Chairman of the Board, President and Chief
                                                     Executive Officer
R. Stephen Heinrichs......................     53    Vice Chairman of the Board, Chief Financial
                                                     Officer and Secretary
William L. Campbell.......................     52    Executive Vice President and Director
Craig F. Heimark..........................     45    Vice President of Strategic Markets
James P. Hughes...........................     40    President of Avistar Systems Corporation
R. Jan Afridi.............................     41    Vice President of Financial Industry Sales of
                                                     Avistar Systems Corporation
Stephen F. Arisco.........................     42    Vice President of Operations and Customer
                                                     Support of Avistar Systems Corporation
Michael G. Barsotti.......................     51    Vice President of Finance; Chief Financial
                                                     Officer of Avistar Systems Corporation
Lauren F. Calaby..........................     38    Vice President of Product Marketing and
                                                     Business Development of Avistar Systems
                                                     Corporation
J. Chris Lauwers..........................     40    Vice President of Engineering of Avistar
                                                     Systems Corporation
Lester F. Ludwig..........................     44    Vice President of Collaboration Properties,
                                                     Inc.
William R. Brody..........................     56    Director
David M. Solo.............................     35    Director
Robert M. Metcalfe........................      []   Director
Robert P. Latta...........................     46    Nominee for Director



     Gerald J. Burnett is one of our founders and has been Chairman, President and Chief Executive Officer since March 2000. He has been Chief Executive Officer of Avistar Systems Corporation and a director of Collaboration Properties, Inc. since 1998. From 1993 to 1997, he was a director of Avistar Systems Corporation or a principal of its predecessor limited partnership, and also served as an advisor to Vicor, Inc., a systems engineering company. From 1976 through 1989, he was President of Teknekron, a group of technology companies. He is also one of the founders and has been a director of Vicor, Inc. since its inception in 1989. Since 1990, he has also been a director of Western Data Systems of Nevada, Inc., a supplier of software to the aerospace and defense industries. He is also a member of the Corporation (Board of Trustees) of the Massachusetts Institute of Technology. Dr. Burnett holds a B.S. and an M.S. from the Massachusetts Institute of Technology in electrical engineering and computer science and a Ph.D. from Princeton University in computer science and communications.



     R. Stephen Heinrichs is one of our founders and has been Vice Chairman, Chief Financial Officer and Secretary since March 2000. He has been Chairman of Avistar Systems Corporation since 1993 and also served as Chief Executive Officer from 1993 to 1997 and Chief Financial Officer from 1993 to 1995. From 1976 through 1989 he was Chief Financial Officer of Teknekron and Chairman and Chief Executive Officer of several Teknekron companies. He is also one of the founders and has been a director of Vicor, Inc. since its inception in 1989. He has been Chairman of Western Data Systems of Nevada, Inc. since 1990. From 1969 through 1974 he was an accountant with Arthur Andersen LLP. Mr. Heinrichs holds a B.S. from California State University in Fresno in Accounting. He is a certified public accountant.

     William L. Campbell is one of our founders and has been a director and Executive Vice President since March 2000. He has been Chairman, President and Chief Executive Officer of Collaboration Properties, Inc. since 1998. He is one of the founders of Vicor, Inc. and has been Chairman since 1994 and a director since 1989. Mr. Campbell holds a B.S. in general engineering from the U.S. Military Academy and an M.S. in management from the Sloan School of the Massachusetts Institute of Technology.



     Craig F. Heimark has been Vice President of Strategic Markets since March 2000. From 1997 to 2000, he was Managing Partner of the Hawthorne Group, a strategic advisory firm specializing in consulting to high growth information technology companies. Prior to founding the Hawthorne Group, he served in various roles at SBC Warburg, including Member of the Executive Board, Head of Strategic Planning and Chief Information Officer from 1990 to 1997. He holds a B.A. in Economics and B.S. in Biology from Brown University.



     James P. Hughes has been President of Avistar Systems Corporation since January 2000. Previously, he had been Vice President of Sales of Avistar Systems Corporation since 1994. From 1991 through 1993, he was Director of Business Development at Aurum Software, Inc. Mr. Hughes holds a B.S. and an M.B.A. in Marketing from the University of Santa Clara.



     R. Jan Afridi has been Vice President of Financial Industry Sales of Avistar Systems Corporation since April 2000. Previously, he served as Director of Domestic Financial Services Sales from 1998 to March 2000 of Avistar Systems Corporation and as Director of Support Services from 1997 to 1998 of Avistar Systems Corporation. Prior to joining Avistar he was Director of Sales at Cornerstone, a document imaging company, from 1994 to 1997. Mr. Afridi holds a B.S. in engineering from U.S. Military Academy University and an M.B.A. from Golden Gate University.



     Stephen F. Arisco has been Vice President of Operations and Customer Service of Avistar Systems Corporation since February 2000. He previously served as Director of Operations and Customer Service from December 1997 to January 2000 of Avistar Systems Corporation. From 1987 through 1997, he was Director of Customer Service and Operations at TRW Financial Systems, a systems integration company. He holds a certificate of study from H.C. Wilcox Vocational Technical School and an associate degree from Diablo Valley College.



     Michael G. Barsotti has been Vice President of Finance since August 2000. He has been Chief Financial Officer of Avistar Systems Corporation since 1995. During 1994 he was Chief Financial Officer of Redwood Microsystems. Prior to that, he was Corporate Controller at ASK Computer Systems. Mr. Barsotti has a B.S. in mechanical engineering and an M.B.A. in finance from the University of California at Berkeley. He is a certified public accountant.



     Lauren F. Calaby has been Vice President of Product Marketing and Business Development of Avistar Systems Corporation since February 2000. She previously served as Director of Product Marketing and Business Development and in other business development positions of Avistar Systems Corporation from October 1997 to January 2000. From 1996 through 1997, she was Director of Product and Strategy at Pacific Bell. From 1993 through 1996, she was at AirTouch Teletrac, last serving as Director of Corporate Development. Ms. Calaby holds a B.S. in metallurgical engineering and material science from Carnegie Mellon University and an M.B.A. from the University of California at Los Angeles.



     J. Chris Lauwers has been Vice President of Engineering of Avistar Systems Corporation since 1994. He was Principal Software Architect at Vicor, Inc. from 1990 through 1993. From 1987 to 1990 he was a Research Associate of Olivetti Research Center. Dr. Lauwers holds a B.S. in electrical engineering from the Katholieke Universiteit Leuven of Belgium. He also holds an M.S. and a Ph.D. in electrical engineering and computer science from Stanford University.



     Lester F. Ludwig has been Vice President of Collaboration Properties, Inc. since 1998. Previously, he had been Principal Scientist at Vicor, Inc. since 1990. He was Director of Technology of Avistar Systems Corporation from 1995 to 1998. From 1986 to 1990 Dr. Ludwig conducted foundational multimedia communications research at Bellcore. Dr. Ludwig holds a B.S. and an M.S. in electrical engineering from

Cornell University and a Ph.D. in electrical engineering and computer science from the University of California at Berkeley.



     William R. Brody has been a director since April 2000. Dr. Brody has been President of The Johns Hopkins University since September 1996. Prior to assuming that position, he served as Provost of the University of Minnesota Academic Health Center from 1994 to 1996. From 1987 to 1994, Dr. Brody was the Martin Donner Professor and Director of the Department of Radiology, professor of electrical and computer engineering and professor of biomedical engineering at Johns Hopkins University and radiologist-in-chief of The Johns Hopkins Hospital. He has been a co-founder of three medical device companies, and served as the President and Chief Executive Officer of Resonex Inc., a medical device company, from 1984 to 1987. He currently serves on the board of directors of Alza Corporation, Medtronic Inc. and Mercantile Bankshares Corporation. Dr. Brody holds a B.S. and an M.S. in electrical engineering from the Massachusetts Institute of Technology and an M.D. and a Ph.D. in electrical engineering from Stanford University.



     David M. Solo has been a director since April 2000. He is currently a strategic advisor to several companies, including UBS AG on e-commerce and technology issues. From 1998 to 1999 he was a member of the UBS AG Executive committee and prior to that served as SBC Warburg Deputy Chief Executive Officer and Chief Operating Officer with responsibilities including Logistics and Technology from 1996 to 1998. From 1992 to 1996 he was the Head of Fixed Income & Rate Derivatives Division of SBC Warburg and its predecessor SBC. Mr. Solo holds a B.S. and an M.S. in electrical engineering and computer science from the Massachusetts Institute of Technology.



     Robert M. Metcalfe has served as a director of the Company since November 2000. Since 1993, Mr. Metcalfe has served as Vice President of Technology for International Data Group ('IDG'), a publisher of technology, consumer and general how-to books, and has served as a member of the board of directors of IDG since 1992. From 1992 to 1993, Mr. Metcalfe wrote articles for magazines such as Computerworld, Communications Week, Digital Media and Network Computing. From 1991 to 1992, Mr. Metcalfe was a visiting fellow at Wolfson College, Oxford University. From 1979 to 1990, Mr. Metcalfe was a founder of 3Com Corporation, a provider of networking products and solutions, and served in various capacities including Chief Executive Officer, President, Chairman of the Board and Division General Manager. In 1973, while he was working at the Xerox Palo Alto Research Center, Mr. Metcalfe co-invented Ethernet, the local area networking (LAN) technology that connects personal computers to the Internet. Mr. Metcalfe also currently sits on the Board of Trustees of Massachusetts Institute of Technology. Mr. Metcalfe holds Bachelor degrees in Electrical Engineering and Business Management from Massachusetts Institute of Technology, a Masters degree in Applied Mathematics from Harvard University and a Doctorate degree in Computer Science from Harvard University.



     Robert P. Latta will be elected as a director of the Company upon the effectiveness of the Amendment. Mr. Latta is a partner of the law firm Wilson Sonsini Goodrich & Rosati, a professional corporation ('WSGR'). Mr. Latta joined WSGR in 1979 and has been a partner since 1984. Mr. Latta specializes in venture-backed start-ups, public offerings and mergers and acquisitions. Mr. Latta and WSGR have represented the Company and its predecessors since 1997 as corporate counsel. Mr. Latta holds Bachelor of Arts degrees in economics and psychology and a Juris Doctorate degree from Stanford University.



BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD



     Our amended bylaws upon effectiveness of the Amendment shall provide that the number of members of our board of directors will be not less than five and not more than nine. The number of directors is currently six. Upon the effectiveness of the Amendment, the number of directors within the range will be increased to seven.



     The audit committee consists of Dr. Brody, Mr. Solo and Dr. Metcalfe. The audit committee will review our records and affairs to determine our financial condition, oversee the adequacy of our system of internal accounting controls and review our accounting methods.

     The compensation committee consists of Dr. Brody, Mr. Solo and Dr. Metcalfe. The compensation committee will determine compensation for our officers, administers our stock option plans and make recommendations to the board of directors concerning awards granted under the plan to directors and employees who are subject to Section 16 of the Securities Exchange Act of 1934. No officer serving on the board of directors will participate in decisions awarding compensation or granting stock options to himself.



DIRECTOR COMPENSATION



     Our employees and representatives of our institutional investors do not receive any compensation for serving on the board of directors. Non-employee directors receive an annual fee of $10,000. In April 2000, we awarded options to purchase 12,000 shares, exercisable at $17.25 per share, to each of Dr. Brody and Mr. Solo under our 1997 stock option plan.



     All of our directors may be reimbursed for reasonable travel expenses incurred in attending board meetings. In addition, all of our non-employee directors are eligible to receive initial and automatic grants of stock options or other rewards pursuant to our director stock option plan of 12,000 shares when joining our board, and 3,000 shares per year thereafter. Upon joining our Board, Mr. Latta will receive an option to purchase 12,000 shares at the then-current fair market value on the date his election becomes effective.



EXECUTIVE COMPENSATION



     The following table provides information concerning the compensation paid to our Chief Executive Officer and each of our most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the year ended December 31, 1999.



                           SUMMARY COMPENSATION TABLE



                                                                                  LONG-TERM
                                                                             COMPENSATION AWARDS
                                                     ANNUAL COMPENSATION     -------------------
                                                     --------------------        SECURITIES
        NAME AND PRINCIPAL POSITION          YEAR     SALARY      BONUS      UNDERLYING OPTIONS
        ---------------------------          ----     ------      -----      -------------------
Gerald J. Burnett..........................  1999    $199,866          --               --
  Chief Executive Officer
R. Stephen Heinrichs.......................  1999    $204,527          --               --
  Chief Financial Officer
William L. Campbell........................  1999    $204,846          --               --
  Chief Executive Officer of Collaboration
  Properties, Inc.(1)
James P. Hughes............................  1999    $142,938    $ 59,610(2)       215,942
  President of Avistar Systems Corporation
R. Jan Afridi..............................  1999    $ 99,389    $153,536(2)        50,000
  Vice President of Financial Industry
  Sales of Avistar Systems Corporation(3)


------------------------

(1)Served as President and Chief Executive Officer of Collaboration Properties, Inc. during 1999. Our founders contributed the stock of Collaboration Properties to us, and Mr. Campbell became our Executive Vice President in March 2000.



(2)Represents commissions earned during 1999.



(3)Served as Director of Domestic Financial Industry Sales of Avistar Systems Corporation during 1999.

     The following table provides information regarding stock options granted to the named executive officers during the year ended December 31, 1999.



                                                INDIVIDUAL GRANTS                         POTENTIAL REALIZATION
                            ---------------------------------------------------------    VALUE AT ASSUMED ANNUAL
                            NUMBER OF      PERCENT OF                                     RATES OF STOCK PRICE
                            SECURITIES    TOTAL OPTIONS                                  APPRECIATION FOR OPTION
                            UNDERLYING     GRANTED TO                                            TERM(1)
                             OPTIONS      EMPLOYEES IN    EXERCISE PRICE   EXPIRATION    -----------------------
           NAME              GRANTED       FISCAL YEAR     PER SHARE(2)       DATE           5%          10%
           ----             ----------    -------------   --------------   ----------    ----------   ----------
Gerald J. Burnett.........        --            --               --               --             --           --
R. Stephen Heinrichs......        --            --               --               --             --           --
William L. Campbell.......        --            --               --               --             --           --
James P. Hughes...........   100,000(3)       13.6%           $ .95          6/21/09     $1,860,000   $3,017,000
                             115,942(3)       15.8%           $3.45         12/20/09     $1,866,000   $3,209,000
R. Jan Afridi.............    50,000(3)        6.8%           $ .95          6/21/09     $  930,000   $1,509,000


------------------------

(1)Assumed a per share fair market value equal to the initial public offering price of $12.00. The dollar amounts under these columns represent the potential realizable value of each grant assuming that the market value of our stock appreciates from the date of grant to the expiration of the option at annualized rates of 5% and 10%. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to forecast future financial performance or possible future appreciation in the price of our stock. The actual amount the executive officer may realize will depend on the extent to which the stock price exceeds the exercise price of the options on the date the option is exercised.



(2)The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant, as determined by the board of directors at the time of the grant. To determine compensation charges for accounting purposes we have subsequently determined the fair market value of our common stock on June 21, 1999 to be $5.00 per share and on December 20, 1999 to be $6.00 per share.



(3)25% of this option grant vests twelve months after the grant date with 6.25% of the remaining options vesting on a quarterly basis for three years, thereafter.



                               1999 OPTION VALUES



     The following table provides information with respect to options exercised by named executive officers during the year ended December 31, 1999 and the value of unexercised options held by named executive officers as of December 31, 1999. None of the named executive officers exercised any stock options during 1999.



                     OPTION/SAR VALUES AT DECEMBER 31, 1999



                                                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                        OPTIONS AT YEAR-END          OPTIONS AT YEAR-END(1)
                                                    ---------------------------    ---------------------------
                       NAME                         EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                       ----                         -----------   -------------    -----------   -------------
Gerald J. Burnett.................................        --              --              --              --
R. Stephen Heinrichs..............................        --              --              --              --
William L. Campbell...............................        --              --              --              --
James P. Hughes...................................    62,500         253,442        $734,375      $2,536,929
R. Jan Afridi.....................................        --          50,000              --      $  552,500


------------------------

(1)Assumed a per share fair market value equal to the initial public offering price of $12.00.


                                          For the Board of Directors of
                                          AVISTAR COMMUNICATIONS
                                          CORPORATION

                                          Gerald J. Burnett
                                          Chief Executive Officer

Dated: January   , 2001